EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                            dated as of April 6, 1999


                                  by and among


                             HAIN ACQUISITION CORP.,


                            THE HAIN FOOD GROUP, INC.


                                       and


                          NATURAL NUTRITION GROUP, INC.










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                                Table of Contents


                                                                            Page


SECTION 1.  DEFINITIONS

         1.1      Definitions.................................................1
         1.2      Other Defined Terms.........................................8
         1.3      Interpretation..............................................9

SECTION 2.  THE MERGER

         2.1      The Merger.................................................10
         2.2      Consummation of the Merger.................................10
         2.3      Effects of the Merger......................................10
         2.4      Certificate of Incorporation; By-Laws......................10
         2.5      Directors and Officers.....................................10
         2.6      Conversion of Securities...................................10
         2.7      Closing of Transfer Records................................12

SECTION 3.  CLOSING

         3.1      The Closing Date...........................................12
         3.2      Deliveries by the Company at the Closing...................12
         3.3      Deliveries by Parent and Buyer at Closing..................12
         3.4      Payment of Merger Consideration after the Closing..........13

SECTION 4.  REPRESENTATIONS AND WARRANTIES
                      OF PARENT AND BUYER

         4.1      Organization and Corporate Power...........................13
         4.2      Authorization; No Breach...................................13
         4.3      Brokerage..................................................14
         4.4      Governmental Consents etc..................................14
         4.5      Solvency...................................................14
         4.6      Regulatory Filings.........................................14
         4.7      Note Shares................................................15

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         5.1      Organization and Corporate Power...........................15
         5.2      Subsidiaries...............................................16
         5.3      Authorization; No Breach...................................16

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         5.4      Capital Stock..............................................17
         5.5      Financial Statements.......................................18
         5.6      Absence of Certain Developments............................19
         5.7      Title to Properties........................................20
         5.8      Tax Matters................................................20
         5.9      Contracts and Commitments..................................22
         5.10     Proprietary Rights.........................................23
         5.11     Litigation.................................................23
         5.12     Brokerage..................................................23
         5.13     Governmental Consents etc..................................23
         5.14     Employee Benefit Plans.....................................24
         5.15     Insurance..................................................26
         5.16     Compliance with Laws.......................................26
         5.17     Environmental Compliance and Conditions....................26
         5.18     Labor Relations............................................28
         5.19     Absence of Undisclosed Liabilities.........................29
         5.20     Agreements in Full Force and Effect........................29
         5.21     Inventory..................................................29
         5.22     Balance Sheet Reserves.....................................29
         5.23     Board Recommendation.......................................29
         5.24     Year 2000 Compliance.......................................30
         5.25     Product Warranty...........................................30

SECTION 6.  PRECLOSING COVENANTS OF THE COMPANY

         6.1      Conduct of the Business....................................30
         6.2      Access to Information......................................32
         6.3      Notification...............................................33
         6.4      Conditions.................................................33
         6.5      Exclusive Dealing..........................................33

SECTION 7.  PRECLOSING COVENANTS OF PARENT AND BUYER

         7.1      Action.....................................................33
         7.2      Confidentiality............................................34
         7.3      Conditions.................................................34

SECTION 8.  CONDITIONS OF CLOSING

         8.1      Conditions to Obligations of Parent and Buyer..............34
         8.2      Conditions to Obligations of the Company...................36

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SECTION 9.  ADDITIONAL COVENANTS OF THE PARTIES

         9.1      Confidentiality of Information.............................38
         9.2      Access to Books and Records................................38
         9.3      Notification...............................................38
         9.4      Director and Officer Liability and Indemnification.........38
         9.5      Regulatory Filings.........................................39
         9.6      Contact with Customers and Suppliers.......................39
         9.7      Disclosure Generally.......................................39
         9.8      ACKNOWLEDGMENT BY PARENT AND BUYER.........................40
         9.9      Nonsurvival of Representations and Warranties..............40
         9.10     Joint and Several Obligations..............................40

SECTION 10.  REGISTRATION OF PARENT COMMON STOCK

         10.1     Registration...............................................40
         10.2     Expenses...................................................42
         10.3     Noteholders' Covenants Regarding Registrable Shares........42
         10.4     Indemnification............................................43

SECTION 11.  TERMINATION

         11.1     Termination................................................44
         11.2     Effect of Termination......................................45

SECTION 12.  MISCELLANEOUS

         12.1     Notices....................................................45
         12.2     Entire Agreement...........................................47
         12.3     Assignability and Amendments...............................47
         12.4     Waiver.....................................................47
         12.5     Governing Law..............................................47
         12.6     Captions...................................................48
         12.7     Press Releases and Communications..........................48
         12.8     Counterparts...............................................48
         12.9     Expenses...................................................48


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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 6, 1999, is by and among The Hain Food Group, Inc., a Delaware corporation ("Parent"), Hain Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), and Natural Nutrition Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS


     A. The Persons listed as stockholders (collectively, the "Stockholders") on Section A of the Disclosure Schedule attached hereto (the "Disclosure Schedule") own all of the issued and outstanding shares of (i) the Company's Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) the Company's Series A Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and the Persons listed as optionholders on Section A of the Disclosure Schedule (collectively, together with the holders of the Sahara Convertible Note (as hereinafter defined), the "Optionholders") own all of the options or other rights (collectively, together with the Sahara Convertible Note, the "Options") to purchase or acquire Common Stock and Preferred Stock described thereon.

     B. Subject to and in accordance with the terms and conditions of this Agreement, the respective boards of directors and stockholders of the Company and Buyer and the board of directors of Parent have approved the merger of Buyer with and into the Company (the "Merger"), and the Company, Parent and Buyer desire to consummate the Merger in accordance with the terms and conditions set forth herein.

                                    AGREEMENT


     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all of the parties to this Agreement, the parties to this Agreement agree as follows:


                             SECTION 1. DEFINITIONS


     1.1. Definitions. As used in this Agreement, in addition to terms elsewhere defined herein, the following terms shall have the following respective meanings:

     "Adjusted Cash Value to Common Equivalents" shall mean (i) the Aggregate Cash Purchase Price, minus (ii) the amount of the Debt outstanding as of the Closing, minus


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(iii) the Aggregate Preferred Stock Redemption Value, plus (iv) the Aggregate
Option Exercise Price Value, minus (v) the Aggregate Option Exercise Price Value of all Note Only In-The-Money Options.

     "Adjusted Fully Diluted Number of Shares" shall mean (i) the Fully Diluted Number of Shares minus (ii) the number of shares of Common Stock that would be issuable upon exercise of Part II In-The-Money Options and Note Only In-The-Money Options.

     "Adjusted Value Per Common Equivalent" shall mean the quotient obtained by dividing (A) the sum of (i) the Adjusted Cash Value to Common Equivalents plus
(ii) the Principal Amount of the Hain Note by (B) the Fully Diluted Number of Shares.

     "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with, the Person specified. A Person shall be deemed to control a corporation (or other entity) if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

     "Aggregate Cash Purchase Price" shall mean $70,000,000 minus the unpaid Stockholder Expenses as of the Effective Time.

     "Aggregate Option Exercise Price Value" shall mean (i) the amount of consideration actually paid by any Optionholder to the Company upon exercise of any Options on or after the date hereof and prior to the Closing plus (ii) the amount of consideration that would be payable upon exercise of the In-The-Money Options with respect to those Options that are not exercised prior to the Closing and are canceled and converted at the Effective Time in accordance with
Section 2.6(a)(iii) or Section 2.6(a)(iv) hereof.

     "Aggregate Preferred Stock Redemption Value" shall mean the aggregate Preferred Stock Redemption Value of all shares of Preferred Stock which are outstanding immediately prior to the Closing.

     "Agreement" shall mean this Agreement and Plan of Merger, including all Schedules (including the Disclosure Schedule and the Revised Disclosure Schedule) and Exhibits hereto and amendments hereto or thereto.

     "Bank Debt" shall mean the indebtedness of HVC under that certain Amended and Restated Credit Agreement, dated as of October 31, 1996, by and among HVC and LaSalle National Bank, as amended from time to time, including any prepayment penalties or similar payments required upon early termination thereof.


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                                      -3-


     "Cados Non-Compete Agreement" shall mean the Non-Competition Agreement, dated as of January 12, 1999, between HVC, Sahara and Dimitri V. Cados.

     "Cados Stockholder" shall mean Dimitri V. Cados and Navah Cados, as Trustees of that certain Cados Family Trust under agreement dated June 3, 1992.

     "Cash Amount Per Adjusted Common Equivalent" shall mean (i) the Net Cash Available For Adjusted Common Equivalents divided by (ii) the Adjusted Fully Diluted Number of Shares.

     "Cash Option Value" shall mean, with respect to a Part I In-The-Money Option, the greater of (i) (a) the product of (x) the Cash Amount Per Adjusted Common Equivalent and (y) the number of shares of Common Stock issuable upon exercise of such Option minus (b) an amount equal to the Option Exercise Price of such Option and (ii) zero (0).

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate of Merger" shall mean the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

     "Certificates" shall mean certificates representing shares of Common Stock or Preferred Stock prior to the Effective Time.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Material Adverse Change" shall mean any material adverse change, or any development resulting in a material adverse change, in the financial condition, assets, operations or operating results of the Company and its Subsidiaries taken as a whole.

     "Company Material Adverse Effect" shall mean, with respect to any event, matter, condition or circumstance, an effect that would have a material adverse effect upon the financial condition, assets, operations or operating results of the Company and its Subsidiaries taken as a whole.

     "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between Parent and the Company dated March 2, 1999.

     "Debt" shall mean the sum of (i) the principal amount outstanding under the Bank Debt, (ii) the principal amount outstanding under the Sahara Non-Convertible Note, (iii) the present value (assuming a discount rate of 9%) of the outstanding lease payments under leases to which the Company, HVC or Sahara is a party as lessee and which leases are required to be accounted for as "capital leases" in accordance with GAAP, (iv) the present value


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(assuming a discount rate of 9%) of the amounts owed under the Cados Non-Compete
Agreement, (v) the principal amount outstanding under the Sahara Convertible
Note (and including any change of control premium), but only to the extent such note is not converted into Common Stock simultaneously with, or prior to, the Closing, and (vi) "bank" or "cash" overdrafts (net of cash receipts which have not been applied against the Bank Debt).

     "Environment" shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air and shall include, without limitation, any indoor location.

     "Environmental Claim" shall mean (A) any written notice or claim by any governmental authority or Person received or made prior to the Closing alleging liability (including, without limitation, such liability for investigatory costs, cleanup costs, remedial, removal or other response costs, governmental costs (including, without limitation, oversight costs), or harm, injury or damage to any person, property or natural resources, and any fines or penalties) arising out of or resulting from (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Substance or (2) any violation of any Environmental Requirement or (B) any liabilities, damages, costs, fines, penalties or expenses (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) arising out of, based upon, resulting from or relating to any investigatory, remedial, removal or other response action required under any Environmental Requirement and arising out of or resulting from or required under the operations of the Company or any of its Subsidiaries or any Predecessor in Interest, in each case, as existing prior to the Closing Date.

     "Environmental Requirements" shall mean all federal, state and local statutes, laws, regulations and rules of common law relating to pollution or the protection of public health or the Environment or worker health and safety, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances in or into the Environment or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exhibits" shall mean the Exhibits annexed to this Agreement, each of which is hereby incorporated as a part of this Agreement.

     "Financing Amendment" shall mean any amendment, modification, replacement, renewal or refinancing of the Parent's Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 1, 1998 among the Parent, the Lenders named therein and IBJ Whitehall Bank & Trust Company, as agent, in connection with the consum-


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                                      -5-


mation of this Agreement and the Merger and the transactions contemplated hereby and thereby.

     "Fully Diluted Number of Shares" shall mean the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Closing plus (ii) with respect to Options (other than the Sahara Convertible Note) not exercised prior to the Closing, the number of shares of Common Stock that would be issuable upon exercise of all the In-The-Money Options if all such Options were vested and exercisable as of the Closing plus (iii) with respect to the Sahara Convertible Note, the number of shares of Common Stock actually issued upon conversion of such note simultaneously with, or prior to, the Closing. The Fully Diluted Number of Shares shall not include any number of shares of Common Stock issuable upon exercise of Options which are not In-The-Money Options.

     "Hain Notes" shall mean the Convertible Notes in the form of Exhibit A hereto in the initial aggregate principal amount equal to the Principal Amount of the Hain Notes issued by the Parent to each Noteholder.

     "Hazardous Substance" shall mean any solid waste or hazardous, toxic or radioactive substance, material or waste, as defined, listed or regulated under any Environmental Requirement including, without limitation, petroleum, oil and any petroleum or oil product, derivative, constituents or waste.

     "HVC" shall mean Health Valley Company, a Delaware corporation.

     "In-The-Money Options" shall mean those Options for which the Adjusted Value Per Common Equivalent exceeds the Option Exercise Price for such Options.

     "Net Cash Available For Adjusted Common Equivalents" shall mean the Adjusted Cash Value to Common Equivalents minus the product of (i) the Adjusted Value Per Common Equivalent multiplied by (ii) the aggregate number of shares of Common Stock issuable upon exercise of all Part II In-The-Money Options.

     "Note Amount Per Adjusted Common Equivalent" shall mean (i) (a) the Principal Amount of the Hain Note minus (b) the principal amount of Hain Notes issued to holders of Note Only In-The-Money Options pursuant to Section 2.6(a)(iii) hereof, divided by (ii) the Adjusted Fully Diluted Number of Shares.

     "Noteholders" shall mean each of the Stockholders and each Optionholder with Part I In- The-Money Options.

     "Note Only In-The-Money Option" shall mean any Part I In-The-Money Option with a Cash Option Value equal to zero.


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                                      -6-


     "Note Shares" shall mean shares of Parent Common Stock issued or issuable upon conversion of the Hain Notes.

     "Option Exercise Price" shall mean, with respect to each Option which is not exercised prior to the Closing, the consideration which would be payable to the Company upon the exercise of such Option. For purposes of this Agreement, the Option Exercise Price of the Sahara Convertible Note shall be zero (0). "Option Value" shall mean, with respect to a Part I In-The-Money Option, (a) the product of (i) the number of shares of Common Stock issuable upon exercise of such Option multiplied by (ii) the Adjusted Value Per Common Equivalent minus
(b) an amount equal to the Option Exercise Price for such Option.

     "Parent Common Stock" shall mean Common Stock, par value $0.01 per share, of Parent.

     "Parent Material Adverse Change" shall mean any material adverse change or any development resulting in a material adverse change in the financial condition, assets, operations or operating results of Parent and its subsidiaries taken as a whole.

     "Parent Material Adverse Effect" shall mean, with respect to any event, matter, condition or circumstance, an effect that would have a material adverse effect upon the financial condition, assets, operations or operating results of Parent and its Subsidiaries taken as a whole.

     "Part I In-The-Money Options" shall mean In-The-Money Options held by Optionholders listed in Part I of Section A of the Disclosure Schedule.

     "Part II In-The-Money Options" shall mean In-The-Money Options held by Optionholders listed in Part II of Section A of the Disclosure Schedule, to the extent such Options have not been exercised prior to the Closing.

     "Person" shall include any individual, corporation, trust, estate, partnership, limited liability company, joint venture, company, organization or association (whether incorporated or not), governmental bureau, department or agency thereof, or other entity of whatsoever kind or nature.

     "Preferred Stock Redemption Value" shall mean, with respect to any share of Preferred Stock which is outstanding immediately prior to the Closing, the redemption price of such share of Preferred Stock, which redemption price is determined as of the Closing pursuant to the Certificate of Incorporation of the Company.


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                                      -7-


     "Principal Amount of the Hain Notes" shall mean $10,000,000.

     "Sahara" shall mean Sahara Natural Foods, Inc., a California corporation.

     "Sahara Convertible Note" shall mean the Convertible Note in the initial principal amount of $400,000, dated as of January 12, 1999, issued by the Company to the Cados Stockholder, which Promissory Note is convertible into shares of Common Stock.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereunder.

     "Sahara Non-Convertible Note" shall mean the Non-Convertible Note in the initial principal amount of $800,000, dated as of January 12, 1999, issued by the Company to the Cados Stockholder.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien, other than (i) mechanic's, materialmen's and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which the Company has set aside adequate reserves on its books with respect thereto, (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) liens arising in connection with sales of foreign receivables, (v) liens on goods in transit incurred pursuant to documentary letters of credit, (vi) purchase money liens and liens securing rental payments under capital lease arrangements and
(vii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not, individually or in the aggregate, have a Company Material Adverse Effect.

     "Stockholder Expenses" shall mean the fees, costs and expenses incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby, including attorneys' fees and expenses.

     "Stockholder Representative" shall mean Roger S. McEniry, in his capacity as representative of the Stockholders and Optionholders.

     "Subsidiary" of a Person shall mean an Affiliate controlled by such Person, directly or indirectly through one or more intermediaries.

     "Tax" or "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, trans-


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                                      -8-


fer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments, and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

     "Tax Returns" shall mean any return, report, estimate, declaration, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     1.2......Other Defined Terms. The capitalized terms set forth below are defined in the following sections of this Agreement:


         Defined Term                                                 Section
         ------------                                                 -------

         Agreement......................................              Preface
         Buyer..........................................              Preface
         Buyer's Representatives........................                  6.2
         Closing........................................                  3.1
         Closing Date...................................                  3.1
         Common Stock...................................             Recitals
         Company........................................              Preface
         Disclosure Schedule............................             Recitals
         Effective Time.................................                  2.2
         Environmental Requirements.....................              5.17(a)
         ERISA..........................................              5.14(a)
         GAAP...........................................                  5.5
         General Corporation Law........................                  2.1
         HSR Act........................................                  4.5
         HVC............................................               5.1(b)
         Latest Month End...............................               8.1(i)
         Latest Monthly Balance Sheet...................               8.1(i)
         Latest Monthly Financials......................               8.1(i)
         Leases.........................................               5.7(a)
         Material Contracts.............................                  5.9
         Merger.........................................             Recitals

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                                      -9-


         Merger Consideration...........................               2.6(a)
         Notices........................................                 11.1
         Obligations....................................                 9.12
         Options........................................             Recitals
         Optionholders..................................             Recitals
         Parent.........................................              Preface
         Parent Indemnified Parties.....................                 10.4
         Pension Plans..................................              5.14(a)
         Plans..........................................              5.14(a)
         Predecessor In Interest........................                 5.17
         Preferred Stock................................             Recitals
         Proprietary Rights.............................                 5.10
         Process........................................                 5.24
         Prospectus.....................................                 10.4
         Registrable Shares.............................              10.1(c)
         Registration Statement.........................           10.1(a)(i)
         Revised Disclosure Schedule....................                  6.3
         Stockholder Indemnified Parties................                 10.4
         Stockholders...................................             Recitals
         Surviving Corporation..........................                  2.1
         Welfare Plans..................................              5.14(a)
         Year 2000 Complaint............................                 5.24
         Y2K Project Plan...............................                 5.24
         1998 Audited Financials........................                  5.5

     1.3......Interpretation. The following rules shall be used in interpreting this Agreement:

          (a) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person;

          (b) the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute part of this Agreement and shall not be used in the interpretation of this Agreement;

          (c) the use of the word "including" in this Agreement shall be by way of example rather than by limitation; and


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                                      -10-


          (d) "the Company's knowledge" shall mean the actual knowledge of any of the executive officers of the Company.


     SECTION 2. THE MERGER


     2.1. The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law"), at the Effective Time, Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Buyer in accordance with the General Corporation Law.

     2.2. Consummation of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate of Merger is so filed.

     2.3. Effects of the Merger. The Merger shall have the effects set forth in the General Corporation Law.

     2.4. Certificate of Incorporation; By-Laws. The Certificate of Incorporation of the Surviving Corporation shall be restated in its entirety as attached to the Certificate of Merger and the By-Laws of the Surviving Corporation shall be the By-Laws of the Buyer, as in effect immediately prior to the Effective Time, and thereafter such Certificate of Incorporation and By-Laws shall continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein and under the General Corporation Law.

     2.5......Directors and Officers. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.6. Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer or their respective stockholders:


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                                      -11-


          (a) (i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive the Adjusted Value Per Common Equivalent, to be paid by delivery to the holder of such share of (i) cash in an amount equal to the Cash Amount Per Adjusted Common Equivalent and
     (ii) a Hain Note payable to the order of the holder of such share in a principal amount equal to the Note Amount Per Adjusted Common Equivalent.

          (ii) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive an amount of cash equal to the Preferred Stock Redemption Value of such share.

          (iii) Each Part I In-The-Money Option outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Option Value, to be paid by delivery to the holder of such Option of (x) cash, if any, equal to the Cash Option Value, and (y) a Hain Note payable to the order of the holder of such Option in a principal amount equal to the amount by which the Option Value of such Option exceeds the Cash Option Value of such Option.

          (iv) Each Part II In-The-Money Option outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the product of (A) the number of shares of Common Stock issuable upon exercise of such Option and (B) the Adjusted Value Per Common Equivalent, minus an amount equal to the Option Exercise Price for such Option (the aggregate amount payable under (i), (ii), (iii) and (iv) above is referred to herein as the "Merger Consideration").

          (b) All Common Stock and all Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing shares of Common Stock or Preferred Stock shall cease to have any rights with respect thereto, except the right to receive such holder's appropriate portion of the Merger Consideration.

          (c) Each share of Common Stock or Preferred Stock held in the treasury of the Company, if any, shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

          (d) Each Option which is not an In-The-Money Option as of the Closing shall be canceled at the Effective time without any conversion thereof and no payment shall be made with respect thereto.

          (e) Each share of Common Stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall automatically without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     2.7. Closing of Transfer Records. After the close of business on the Closing Date, transfers of Common Stock and Preferred Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.


                               SECTION 3. CLOSING


     3.1. The Closing Date. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, at 10:00 a.m. on the earlier of (i) June 15, 1999 and (ii) if the conditions required to be satisfied or waived pursuant to Sections 8.1 and 8.2 (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing) have been satisfied or waived prior to June 15, 1999, then on such earlier date which is the later of (x) April 30, 1999 and (y) the date designated by the Company which is not less than five (5) business days after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Sections
8.1 and 8.2 (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing). If on any date set forth for the Closing pursuant to the prior sentence or pursuant to this sentence the Closing is not consummated because all of such conditions to the obligations of the parties hereto have not been satisfied or waived, the Company may specify a new date for Closing. The date of the Closing is referred to herein as the "Closing Date."

     3.2. Deliveries by the Company at the Closing. At the Closing, the Company shall deliver to Parent and Buyer each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by the Company as a condition to the Closing pursuant to Section 8.1 of this Agreement, in form and substance reasonably satisfactory to Parent and Buyer.

     3.3. Deliveries by Parent and Buyer at Closing. At the Closing, Parent and Buyer shall deliver (i) to each Stockholder that delivers at the Closing Certificates representing shares of Common Stock or Preferred Stock and each Optionholder holding In-The-Money Options the cash portion of the Merger Consideration payable to such Stockholder with respect to the shares represented by such Certificates and to such Optionholder by wire transfer of immediately available funds to the account specified by such Stockholder or Optionholder, as the case may be, and (ii) to each Noteholder a Hain Note duly executed by Parent in a prin-cipal amount equal to the principal amount of the Hain Note payable to such Noteholder pursuant to Section 2.6(a)(i) or 2.6(a)(iii), as the case may be, and
(iii) to the Stockholder Representative each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by Parent and Buyer as a condition to Closing pursuant to Section 8.2 of this Agreement, in form and substance reasonably satisfactory to the Stockholder Representative.

     3.4. Payment of Merger Consideration after the Closing. Not later than one day after the Effective Time, Parent shall mail to each Stockholder that did not deliver Certificates representing all of the shares of Common Stock and Preferred Stock held by such Stockholder instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration with respect to the Common Stock or Preferred Stock represented thereby. Upon surrender to Parent of such a Certificate, Parent shall promptly pay to such Stockholder the Merger Consideration payable with respect to the shares represented by such Certificate and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on the amount payable upon surrender of Certificates.


                    SECTION 4. REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND BUYER


     Parent and Buyer, jointly and severally, represent and warrant to the Company that:

     4.1. Organization and Corporate Power. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Buyer has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, if any, except where the failure to hold such authorizations, licenses and permits would not reasonably be expected to have a Parent Material Adverse Effect.

     4.2. Authorization; No Breach. Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Hain Notes and to consummate the transactions contemplated hereby and thereby. Except for the Financing Amendment, the execution, delivery and performance of this Agreement and the Hain Notes by Parent and Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Parent's and Buyer's respective boards of directors and stockholders and no further corporate authorization on the part of Parent and Buyer is necessary to authorize the execution, delivery and performance of Parent's or Buyer's obligation under this Agreement and the Hain

Notes. The execution, delivery and performance of this Agreement by Parent and Buyer and the Hain Notes by Parent and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, or constitute a material default under, result in a material violation of, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Parent's or Buyer's respective Certificates of Incorporation or By-Laws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Parent or Buyer is bound, or any material law, statute, rule, regulation, order, judgment or decree to which either Parent or Buyer is subject. None of the foregoing items shall be deemed to be "material" unless the failure to meet the requirements thereof would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Agreement constitutes a valid and binding obligation of each of Parent and Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

     4.3. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Buyer, except in connection with the retention by Parent of Bear, Stearns & Co. Inc. as its financial advisor.

     4.4. Governmental Consents etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to Parent's and Buyer's knowledge, no material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by Parent and Buyer and the Hain Notes by Parent or the consummation by Parent and/or Buyer of any other transaction contemplated hereby or thereby.

     4.5. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation shall be able to pay its respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Buyer or the Surviving Corporation.

     4.6. Regulatory Filings. Parent and its Subsidiaries have filed and will continue to file in a timely manner all required filings with the SEC, including all reports on Form

10-K, Form 10-Q, Form 8-K and proxy and information statements and all such filings were, and will be, true, complete and accurate in all material respects as of the dates of the filings, and no such SEC filing contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since the date of filing of the last Form 10-Q of Parent, there has been (i) no event, condition or occurrence which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) no Parent Material Adverse Change. No federal, state or local governmental agency, commission or other entity has initiated within the past three years, and there is not currently pending, any material proceeding, action, examination or, to the knowledge of Parent, investigation into the business or operations of Parent or its Subsidiaries.

     4.7. Note Shares. The Note Shares have been duly authorized and, when issued in accordance with the conversion of the Hain Notes in accordance with their terms, will be validly issued, fully paid, nonassessable, free of pre-emptive rights, and not subject to any restrictions on transfer other than those set forth in Section 10 hereof.


            SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company makes the representations and warranties to Parent set forth in this Section 5. All such representations and warranties are made, except as expressly set forth therein, as of the date hereof and are made subject to the exceptions noted in the applicable section of the disclosure schedule delivered by the Company to the Parent and the Buyer concurrently herewith and identified as the "Disclosure Schedule" (the "Disclosure Schedule").

     5.1.  Organization and Corporate Power.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. Section 5.1(a) of the Disclosure Schedule sets forth all the jurisdictions in which the Company is qualified to do business as a foreign corporation. The Company is not required to be qualified to do business in any jurisdiction other than the jurisdictions in which it is currently so qualified, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) HVC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and HVC has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. Section 5.1(b) of the Disclosure Schedule sets forth all the jurisdictions in which HVC is qualified to do business as a foreign corporation. HVC is not required to be qualified to do business in any jurisdiction other than the jurisdictions in which it is currently so qualified, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) Sahara is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Sahara has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. Section 5.1(c) of the Disclosure Schedule sets forth all the jurisdictions in which Sahara is qualified to do business as a foreign corporation. Sahara is not required to be qualified to do business in any jurisdiction other than the jurisdictions in which it is currently so qualified, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     5.2. Subsidiaries. HVC and Sahara are the Company's only Subsidiaries. Except for the Company's ownership of the capital stock of HVC and HVC's ownership of the capital stock of Sahara, none of the Company, HVC or Sahara owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

     5.3. Authorization; No Breach. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of the Company's board of directors and stockholders and no further corporate authorization on the part of the Company is necessary to authorize the execution, delivery and performance of the Company's obligations under this Agreement. Except for any net worth requirement in the Company's real property leases with respect to the parent corporation or the tenant after a merger, and except for the lease with respect to the property at 16007 and 16009 Camino De La Cantera (Irwindale, California) which HVC is currently leasing on a month-to-month basis, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, or constitute a material default under, result in a material violation of, result in the creation of any material Security Interest upon any material assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or By-Laws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is bound, or any material law, statute, rule, regulation, order, judgment or decree to which the Company or any of its Subsidiaries is subject. Except as set forth on Section 5.3 of the Disclosure Schedule, there is no Security Interest upon any material assets of the Company or its Subsidiaries. As of the date hereof, none of the Company or its Subsidiaries is in violation of or default under its respective Certificate of Incorporation or By-Laws. None of the items set forth in this Section 5.3 shall be deemed to be "material" unless the failure to meet the requirements thereof would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

     5.4.  Capital Stock.

     (a) The authorized number of shares of capital stock of the Company consists of 65,000 shares of Common Stock and 35,000 shares of Preferred Stock. As of the date hereof, all of the issued and outstanding shares of capital stock of the Company are owned of record by the Stockholders in the amounts as set forth on Section 5.4 of the Disclosure Schedule. All of the outstanding capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are owned by the Stockholders, free and clear of all liens, encumbrances, security interests and claims. Except as set forth in
Section 5.4 of the Disclosure Schedule, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth in Section 5.4 of the Disclosure Schedule, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company's capital stock or other equity securities.

     (b) The authorized number of shares of capital stock of HVC consists of 1,000 shares of Common Stock, par value $.001 per share. As of the date hereof, all of the issued and outstanding shares of capital stock of HVC are owned of record by the Company. All of the outstanding capital stock of HVC have been duly authorized and are validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all liens, encumbrances, security interests and claims. HVC does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by HVC. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of HVC of any kind.

There are no agreements or other obligations (contingent or otherwise) which require HVC to repurchase or otherwise acquire any shares of HVC's capital stock or other equity securities.

     (c) The authorized number of shares of capital stock of Sahara consists of 300 shares of Common Stock, no par value. As of the date hereof, all of the issued and outstanding shares of capital stock of Sahara are owned of record by HVC. All of the outstanding capital stock of Sahara have been duly authorized and are validly issued, fully paid and nonassessable and are owned by HVC, free and clear of all liens, encumbrances, security interests and claims. Sahara does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Sahara. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of Sahara of any kind. There are no agreements or other obligations (contingent or otherwise) which require Sahara to repurchase or otherwise acquire any shares of Sahara's capital stock or other equity securities.

     5.5. Financial Statements. The Company has furnished Buyer with copies of (i) its audited consolidated balance sheet and audited consolidated statements of income, stockholders equity and cash flows as of, and for the fiscal year ended, December 31, 1998 (such financial statements are referred to herein as the "1998 Audited Financials"), together with the audit report thereon of Deloitte & Touche, the Company's independent auditors, and (ii) its audited consolidated balance sheets and statements of income, stockholders equity and cash flows as of, and for the fiscal years ended, December 31, 1997 and December 31, 1996. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein. The Company also has furnished Buyer with a copy of the unaudited consolidated balance sheet of the Company as of January 31, 1999 (the "Interim Balance Sheet"), together with the unaudited statement of income of the Company and HVC for the one month period then ended (the "Interim Income Statement"). The Interim Balance Sheet reflects the purchase of Sahara as a long-term investment asset and accompanying adjustments for the debt and equity arising from the acquisition. The Interim Income Statement does not include any results of operations of Sahara. The net sales for Sahara for the one month period ending January 31, 1999 were approximately $390,000; the combined net sales for the Company and HVC for the one month period ending February 28, 1999 were approximately $5,755,000; and the net sales for Sahara for the one month period ending February 28, 1999 were approximately $450,000. Section 5.5 of the Disclosure Schedule sets forth the 1998 Audited Financials, the Interim Balance Sheet and the Interim Income Statement.

     5.6. Absence of Certain Developments. Except as otherwise contemplated by this Agreement, since December 31, 1998, the businesses of the Company and each of its Subsidiaries have been conducted, in all material respects, in the ordinary course and there has been (i) no event which would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect and
(ii) no Company Material Adverse Change. For purposes of this Section 5.6, no event or change shall be considered to have a Company Material Adverse Effect or be a Company Material Adverse Change if such change or event is substantially the result of (A) changes in general economic, regulatory or political conditions, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof. Except as set forth on Section 5.6 of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement, since December 31, 1998, neither the Company nor any of its Subsidiaries has:

          (a) except in the ordinary course of business, borrowed any amount or incurred or become subject to any material liabilities;

          (b) except in the ordinary course of business, mortgaged, pledged or subjected to any Security Interest, any of its assets;

          (c) except in the ordinary course of business, sold, assigned or transferred any of its material tangible assets;

          (d) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (e) suffered any material losses not covered by insurance or waived any rights of material value;

          (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

          (g) declared or paid any dividends or made any distributions on the Company's capital stock or other equity securities or redeemed or purchased any shares of the Company's capital stock or other equity securities;

          (h) except for purchases of supplies and raw materials and sales of inventory in the ordinary course of business, entered into any other material transaction;

          (i) settled or compromised any material federal, state, local or foreign Tax liability, made any new material Tax election, revoked or modified any existing Tax election, or requested or consented to a change in any method of Tax accounting; or

          (j) agreed to do any of the foregoing.

     5.7.  Title to Properties.

     (a) Neither the Company nor any of its Subsidiaries owns any real property. The real property demised by the leases described on Section 5.7 of the Disclosure Schedule (the "Leases") constitutes all of the real property leased by the Company and its Subsidiaries. Each Lease (i) is in full force and effect,
(ii) constitutes the legal, valid and binding obligation of the Company or the applicable Subsidiary and, to the knowledge of the Company or applicable Subsidiary, each other party thereto and (iii) is enforceable against the Company or applicable Subsidiary and, to the knowledge of the Company, each other party thereto in accordance with its terms. The Company or one of its Subsidiaries holds a valid and existing leasehold interest under each of the Leases, free and clear of all Security Interests (except as set forth in Section
5.3 of the Disclosure Schedule). The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases have been modified, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Except for any net worth requirement in the Company's real property leases with respect to the parent corporation or the tenant after a merger, and except for the lease with respect to the property at 16007 and 16009 Camino De La Cantera (Irwindale, California) which HVC is currently leasing on a month-to-month basis, none of the leases listed on Section 5.7 of the Disclosure Schedule requires, pursuant to the terms thereof, the consent of, or notice to, any third Person to remain in full force and effect after the consummation of the Merger. Neither the Company nor any of its Subsidiaries is in default under any of such Leases nor does any event exist which, with notice or lapse of time, or both, would constitute a default on the part of the Company or applicable Subsidiary (nor, to the knowledge of the Company, on the part of any other party thereto), except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company or one of its Subsidiaries owns good title (or leasehold interest with respect to capital leases) to all material items of the personal property shown on the Latest Balance Sheet, free and clear of all Security Interests, except such personal property which has been disposed of in the ordinary course of business consistent with past business practices since December 31, 1998.

     5.8.  Tax Matters.

     (a) The Company and each of its Subsidiaries has timely filed all federal and all material foreign, state, county and local income, excise, property and other Tax Returns which are required to be filed by them. All such Tax Returns are true and correct in all material respects. The Company and each Subsidiary have timely paid all Taxes shown as owing by the Company or such Subsidiary on all such Tax Returns and, to the knowledge of the Company, have made adequate provision (in accordance with GAAP) for any Taxes attributable to any taxable period (or portion thereof) of the Company and/or such Subsidiary ending on or prior to the date hereof that are not yet due and payable. To the knowledge of the Company, the Company and each Subsidiary have withheld and paid in a timely manner all Taxes required to have been withheld and paid by them.

     (b) No claim or deficiency for any Taxes has been asserted or assessed against the Company or any of its Subsidiaries which has not been resolved and paid in full except for a claim or deficiency that if paid would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no outstanding waiver of any statute of limitations with respect to the period for the assessment or collection of any federal or other material Tax. No Tax audit or similar governmental proceeding is currently in progress, pending or, to the Company's knowledge, threatened in writing, except for such audits that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code or any similar provision of state, local or foreign laws concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is obligated to make any payments or provide any other benefits, or is a party to any agreement that under certain circumstances could obligate it to make any payments or provide any other benefits, that will not be deductible under Section 280G of the Code or any similar provision of state, local or foreign laws. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (d) Except as set forth on Section 5.8 of the Disclosure Schedule, neither the Company nor any Subsidiary has made or agreed to make or was or is required to make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law). There are no Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party other than Tax sharing agreements or arrangements between only the Company and its Subsidiaries. There are no "excess loss accounts" (as defined in Treas. Reg. ss. 1.1502-19) with respect to any stock of any Subsidiary. Except as set forth on
Section 5.8 of the Disclosure Schedule, neither the Company nor any Subsidiary has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. ss.ss. 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. ss.ss. 1.1502-14 and 1.1502-14T prior to amendment by

Treasury Decision 8597) or (b) any gain subject to Treas. Reg. ss. 1.1502-13, as amended by Treasury Decision 8597. To the knowledge of the Company, except for any group of which it is currently a member, neither the Company nor any Subsidiary has ever been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose. Except as set forth on Section 5.8 of the Disclosure Schedule, neither the Company nor any Subsidiary has requested a ruling from, or entered into a closing agreement, with the IRS or any other taxing authority within the last three years. The Company has made available to Buyer true and complete copies of (a) all material Federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any Subsidiary for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

     5.9.  Contracts and Commitments.

     (a) Except as set forth on Schedule 5.9(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Material Contract. For purposes hereof, "Material Contract" shall mean any: (i) collective bargaining agreement or contract with any labor union, (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described pursuant to Section 5.14, (iii) stock purchase, stock option or similar plan, (iv) contract for the employment of any officer, employee or other person on a full-time or consulting basis, (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Security Interest on any of the Company's or any of its Subsidiaries' material assets, (vi) guaranty of any obligation for borrowed money, (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $50,000, (viii) lease or agreement under which it is lessor of or permits any third Person to hold or operate any property, real or personal, for which the annual rental exceeds $50,000, (ix) written contract or group of related written contracts with the same Person for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000, other than purchase orders relating to supplies and raw materials entered into in the ordinary course of business, (x) written contract or group of related written contracts with the same Person for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000, other than sale orders relating to inventory entered into in the ordinary course of business,
(xi) contract which prohibits, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, or
(xii) contract with any officer, director or stockholder of the Company or any of its Subsidiaries.

     (b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on Section 5.9(a) of the Disclosure Schedule.

     (c) Neither the Company nor any of its Subsidiaries is in default under any contract listed on Section 5.9(a) of the Disclosure Schedule, except where such default would not, individually or in the aggregate, have a Company Material Adverse Effect.

     5.10.....Proprietary Rights. Section 5.10 of the Disclosure Schedule sets forth a list of all material patents, patent applications, trademarks, service marks, trade names, corporate names, copyright registrations or copyright applications (collectively, the "Proprietary Rights") necessary to the conduct of the Company's or any of its Subsidiaries' businesses as now conducted. Except as set forth on Section 5.10 of the Disclosure Schedule, (i) each of the Company and its Subsidiaries has or owns, directly or indirectly, all right, title and interest to such Proprietary Rights or has the perpetual right to use such Proprietary Rights without consideration; none of the rights of the Company and its Subsidiaries in or use of such Proprietary Rights is currently being, or, to the knowledge of the Company, is threatened to be, infringed or challenged, except where such infringement or challenge would not have, individually or in the aggregate, a Company Material Adverse Effect; (ii) all of the material patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Proprietary Rights have been duly issued and have not been canceled, abandoned or otherwise terminated, except where such cancellation, abandonment or termination would not have a Company Material Adverse Effect; and (iii) all of the material patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Proprietary Rights have been duly filed. No representations or warranties elsewhere in this Agreement, including but not limited to those regarding the Company and its Subsidiaries' compliance with applicable laws or any other aspects of the Company and its Subsidiaries' operations, shall be deemed to relate to proprietary rights matters.

     5.11.....Litigation. Section 5.11 of the Disclosure Schedule lists all actions, suits or proceedings pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding orders, judgments or decrees that limit, in any material respect, its ability to conduct its business as presently being conducted.

     5.12.....Brokerage. There are no claims for brokerage commissions, finders'
fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.

     5.13.....Governmental Consents etc. Except for the applicable requirements of the HSR Act, no material consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby except where the failure to obtain such consent, approval or authorization or make such declaration or filing would not reasonably be expected to have a Company Material Adverse Effect.

     5.14.....Employee Benefit Plans.

     (a) The Disclosure Schedule sets forth a list of all (i) nonqualified deferred compensation or retirement plans, stock option, stock purchase, bonus, incentive, severance, or vacation plans or employment or consulting agreements,
(ii) qualified defined contribution retirement plans, (iii) qualified defined benefit pension plans (the plans described in (ii) and (iii) are collectively referred to as the "Pension Plans"), and (iv) material welfare benefit plans (the "Welfare Plans") maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any material liability. The Pension Plans and the Welfare Plans are collectively referred to as the "Plans." For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code including the Company or a Subsidiary. Each of the Pension Plans has received or applied for a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code on which it can rely; the related trusts are exempt from tax under Section 501(a) of the Code, and the Company is not aware of any facts or circumstances that would jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except where the failure to so comply would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

     (b) With respect to the Plans, (i) all required contributions have been made or properly accrued and (ii) there are no actions, suits or claims, or government or PBGC investigations known to the Company pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No Plan has incurred an "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. With respect to any Plan subject to Section 412 of the Code, there has been no application for or waiver of the minimum funding standards imposed by such section.

     (c) The Company has made available to Buyer true and complete copies of each written plan document and summary plan description, related trust agreement and amendments, most recent Forms 5500, if applicable, most recent IRS determination letter, if applicable, and most recent actuarial report, if applicable, for the Plans.

     (d) Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would reasonably be likely to subject Buyer or any of its directors, officers or employees to any material liability under ERISA or any applicable law.

     (e) Neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

     (f) None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability, or is reasonably likely to incur any material liability, with respect to any Plan which is subject to Title IV of ERISA or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

     (g) Except as disclosed on the Disclosure Schedule, with respect to any Pension Plan subject to Title IV of ERISA, there is not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such plan, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such plan.

     (h) Except as set forth in Section 5.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current retirees or future retirees or current former employees or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws).

     (i) Except as set forth on Section 5.14(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its Subsidiaries.

     (j) As of the Closing, the Company, its Subsidiaries and any entity with which the Company or its Subsidiaries could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

     (k) No representations or warranties elsewhere in this Agreement, including but not limited to those regarding the Company and its Subsidiaries' compliance with applicable laws and any other aspect to the Company and its Subsidiaries' operations, shall be deemed to relate to employee benefit matters.

     5.15.....Insurance. Section 5.15 of the Disclosure Schedule lists each material insurance policy maintained by the Company or any of its Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies.

     5.16.....Compliance with Laws. The Company and its Subsidiaries have complied with all statutes, laws, ordinances, regulations, rules or orders of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration or the Nutrition Labeling and Education Act of 1990), and all judgments, decrees or orders of any court, applicable to its business or operations, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, franchises and other authorizations necessary for the conduct of its business as presently conducted, except where the failure to hold such permits, licenses, franchises and authorizations would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all terms and conditions of such permits, licenses and authorizations except where the failure to so comply would not reasonably be likely to have a Company Material Adverse Effect.

     5.17.....Environmental Compliance and Conditions. Except as set forth on
Section 5.17 of the Disclosure Schedule:

     (a) The Company and its Subsidiaries have all permits, licenses and other authorizations required under all Environmental Requirements, except where the failure to hold such licenses, permits and authorizations would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all terms and conditions of such permits, licenses, and authorizations and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any

Environmental Requirements or any written notice, demand letter, order, decree or judgment issued, entered, promulgated or approved thereunder, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Company's knowledge, no such permits, licenses or other authorizations scheduled to expire within three years of the date of this Agreement (a) will not be renewed or (b) will require material expenditures in connection with such renewal.

     (b) Neither the Company nor any of its Subsidiaries has ever used, handled, generated, transported, treated, stored, or disposed of any Hazardous Substance at any site, location or facility in violation of any Environmental Requirements, except where such violation would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect. No Hazardous Substance is present at, on, in or under or is emanating from any real property or facility currently, or to the knowledge of the Company, formerly, owned, operated or leased by the Company or any of its Subsidiaries, except where the presence or emanation of such Hazardous Substances would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Neither the Company nor any of its Subsidiaries is or, to the Company's knowledge, has been subject to, and neither the Company nor any of its Subsidiaries has received any notice of, any Environmental Claim which would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect and, to the Company's knowledge, no such Environmental Claim is (1) pending or threatened against the Company or any of its Subsidiaries or (2) pending or threatened against any Person whose liability for such Environmental Claim has been retained or assumed by the Company or any of its Subsidiaries by contract or otherwise or can be imputed or attributed to the Company or any of its Subsidiaries by law (collectively, such Person shall hereinafter be referred to as a "Predecessor in Interest").

     (d) No real property owned, operated or leased by the Company or any of its Subsidiaries and, to the Company's knowledge, no real property used by the Company or any of its Subsidiaries or any Predecessor in Interest is (A) listed or proposed for listing on the National Priorities List promulgated under CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated under CERCLA or listed on any comparable list published by any governmental authority (including, without limitation, any such list relating to petroleum or oil).

     (e) No Hazardous Substance underground or above ground storage tank, or related underground piping, is located at, under or on any real property owned, operated or leased by the Company or any of its Subsidiaries nor, to the Company's knowledge, has any such underground storage tank or underground piping been removed or decommissioned from or at such property.

     (f) All material environmental investigations, studies, audits and assessments conducted in relation to any business, real property, facility or asset currently or formerly owned, operated, leased or used by the Company or any of its Subsidiaries or any Predecessor in Interest and of which the Company has knowledge and custody or control have been made available to Buyer.

     (g) To the knowledge of the Company, no Lien has been recorded under any Environmental Requirement with respect to any real property, facility or asset currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any Predecessor in Interest and, in each case, for which the Company or any of its Subsidiaries may be responsible under any Environmental Requirement.

     (h) To the Company's knowledge, no facts, events or conditions exist which would be expected to give rise to or otherwise form the basis of any Environmental Claim which would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

     (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the exercise by Buyer of rights to own and operate the business and assets of the Company and any of its Subsidiaries substantially as presently conducted will not require any notification, disclosure, registration, reporting, filing or any material investigatory, remedial, removal, response or other action under any Environmental Requirement, except where the failure to make such notification, disclosure, registration, reporting or filing or take such action would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     (j) No representations or warranties elsewhere in this Agreement, including but not limited to those regarding the Company and its Subsidiaries' compliance with applicable laws or any other aspects of the Company and its Subsidiaries' operations, shall be deemed to relate to Environmental Requirements or other environmental matters.

     5.18.....Labor Relations. Except as set forth on Section 5.18 of the
Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any unfair labor practice charge or complaint pending or, to the Company's knowledge, threatened in writing against it, (ii) any labor strike pending or, to the Company's knowledge, threatened against it or (iii) any petitions for recognition of a labor union as the exclusive bargaining agent for any material group of employees of the Company or its Subsidiaries or any general solicitation of representation cards by any union seeking to represent a material group of employees of the Company as their exclusive bargaining agent, in each case which would reasonably be likely to have a Company Material Adverse Effect. The Company has not agreed to any retroactive pay adjustments for employees of the Company to be represented by the Bakery, Confectionary and Tobacco Worker's Union (the "Union") in the event that a collective bargaining agreement is entered into between the Company and the Union.

     5.19.....Absence of Undisclosed Liabilities. Except as set forth in Section
5.5 or 5.19 of the Disclosure Schedule or in the 1998 Audited Financials, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments, except (i) the liabilities recorded on the 1998 Unaudited Financials and the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1998 and (iii) liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties made by the Company in this Section 5.19 will not be deemed to have been breached with respect to a particular liability or obligation if the subject matter of such liability or obligation is addressed under a separately articulated representation or warranty in this Section 5 where the scope or limitations applicable to such representation or warranty with respect to the matters giving rise to such liability or obligation (including, but not limited to, through the use of qualifiers regarding knowledge, materiality or dollar thresholds and survival periods) are more restrictive than those with respect to the liability or obligation as set forth in this Section 5.19.

     5.20.....Agreements in Full Force and Effect. Except as specifically noted
on the Disclosure Schedules, all material contracts, leases, certificates, permits and licenses listed on Section 5.9(a) or 5.7 of the Disclosure Schedule or contemplated by Section 5.16 are valid and in full force and effect, except where the failure to be valid and in full force and effect, individually or in the aggregate, would not have a Company Material Adverse Effect.

     5.21.....Inventory. All inventory of the Company is valued on the Company's books and records at the lower of cost or market. To the knowledge of the Company, subject to reserves reflected on the 1998 Audited Financials, all such inventory consisting of raw materials or packaging is usable in the ordinary course of business, and all such inventory consisting of finished goods is, and all such inventory consisting of work in process will upon completion be, of merchantable quality, meeting all contractual, United States Department of Agriculture, Food and Drug Administration and Nutrition Labeling and Education Act of 1990 requirements, in each case, as would not cause, individually or in the aggregate, a Company Material Adverse Effect.

     5.22.....Balance Sheet Reserves. The reserves for accounts receivable, as reflected on the 1998 Audited Financials have been established in accordance with generally accepted accounting principles.

     5.23.....Board Recommendation. The Board of Directors of the Company has,
by a majority vote at a meeting of such Board or by written consent of all of the members of such Board, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the stockholders of the Company and recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

     5.24.....Year 2000 Compliance. The Company has provided to the Parent a true and correct copy of a summary of its Year 2000 compliance project, a copy of which is attached hereto in Section 5.24 of the Disclosure Schedule (the "Y2K Project Plan"). The out-of-pocket costs and expenses for goods and services, together with any incremental hiring costs, spent after the date hereof in order to become Year 2000 Compliant shall not exceed $150,000 in the aggregate. "Year 2000 Compliant" means that, prior to January 1, 2000, the software, hardware, systems and devices used by the Company and its Subsidiaries will correctly Process all dates, including those before, on or after January 1, 2000 (taking into account leap year consideration), without any loss of functionality, interoperability or performance, and whether used on a stand-alone basis or in combination with any other software, hardware, system, or device used by the Company and its Subsidiaries, as of the date hereof. For purposes of the foregoing, "Process" means all functions, including accepting as input, calculating, sorting, displaying and generating as output.

     5.25.....Product Warranty. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company has not agreed to become responsible for consequential damages (exclusive of responsibilities imposed by law) and has not made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company; (b) there are no warranties (express or implied) outstanding with respect to any such product or products or services other than any such implied by law or the Company's customer purchase order or contracts or contract forms or the Company's order information forms; (c) there are no material defects, latent or otherwise, with respect to any such products; and (d) such products are nontoxic.


                 SECTION 6. PRECLOSING COVENANTS OF THE COMPANY


     6.1.  Conduct of the Business.

     (a) From the date hereof until the Closing Date, except as contemplated by this Agreement, the Company shall carry on its businesses, and cause its Subsidiaries to carry on their businesses, in the ordinary course, and substantially in the same manner as heretofore conducted.

     (b) Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated by this Agreement or consented to by Parent or Buyer, the Company shall not, and shall cause its Subsidiaries not to:

          (i) amend its certificate or articles of incorporation or organization or by-laws;

          (ii) except for the issuance of capital stock upon the exercise of outstanding options or conversion of the Sahara Convertible Note, authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock;

          (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

          (iv) (1) create, incur, assume, maintain or permit to exist any indebtedness for borrowed money other than under existing lines of credit in the ordinary course of business and consistent with prior practice; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for endorsement of checks and for the Company's wholly-owned Subsidiaries in the ordinary course of business and consistent with past practices; or (c) make any loans or advances (except in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person;

          (v) except pursuant to existing agreements and commitments, make any capital expenditure in excess of $200,000 in the aggregate;

          (vi) (1) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or
     (y) any of its directors or officers; (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) except in accordance with this Agreement, grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or
     (y) any of its directors or officers; or

     (4) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

          (vii) except as otherwise expressly contemplated by this Agreement, enter into any other Material Contract except in the ordinary course of business consistent with past practice;

          (viii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than those listed on Section 6.1 of the Disclosure Schedule or in the ordinary course of business consistent with past practice) or securities or any material change in its capitalization;

          (ix) make any change in the accounting methods or accounting practices followed by the Company;

          (x) except as set forth on Section 6.1 of the Disclosure Schedule, settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting; or

          (xi) agree to do any of the foregoing.

     6.2.  Access to Information. From the date hereof until the Closing
Date, subject to Section 9.6, the Company shall afford to Parent, Buyer and their authorized representatives (the "Buyer's Representatives") access at all reasonable times and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for Parent and Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries. Notwithstanding the foregoing, prior to the Effective Time, neither Parent, Buyer nor any Buyer's Representatives shall be permitted to conduct a Phase II environmental assessment of any real property owned or leased by the Company or any of its Subsidiaries or any other water or soil testing with respect to any such real property without the prior written consent of the Company.

     6.3. Notification. From the date hereof until the Closing Date, the Company shall disclose to Parent or Buyer in writing any material variances from the representations and warranties contained in Section 5 promptly upon discovery thereof, and such disclosures shall be deemed to amend and/or supplement the Disclosure Schedule attached hereto in the form of a "Revised Disclosure Schedule" delivered to Parent. Parent shall advise the Company within five (5) days of receipt of such Revised Disclosure Schedule as to whether (i) the Parent accepts the information provided in the Revised Disclosure Schedule, in which case such Revised Disclosure Schedule shall cure and correct for all purposes any breach of any representation or warranty which would have existed by reason of the Company not having added such Revised Disclosure Schedule or
(ii) the Parent elects to terminate this Agreement in accordance with Section 10.1(b) based on such Revised Disclosure Schedule. Notwithstanding the foregoing, Parent shall not have the right to elect to terminate this Agreement based on such Revised Disclosure Schedule (and will be deemed to have accepted the Revised Disclosure Schedule) unless the information in such Revised Disclosure Schedule would result in a Company Material Adverse Effect or a Company Material Adverse Change.

     6.4. Conditions. The Company shall use reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible.

     6.5. Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Company shall not engage in discussions or negotiations with any Person (other than Parent, Buyer and Buyer's Representatives) concerning, or enter into any agreement with respect to, any purchase or sale of the Common Stock or any merger, sale of substantial assets or similar transaction involving the Company (other than the sale of assets in the ordinary course of business).


               SECTION 7. PRECLOSING COVENANTS OF PARENT AND BUYER


     Each of Parent and Buyer agrees that, from the date hereof, through and including the Effective Time, Parent and Buyer shall:

     7.1. Action. Subject to the terms and conditions of this Agreement, take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable (to the extent commercially reasonable) under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

     7.2. Confidentiality. Continue to comply in all respects with the terms of the Confidentiality Agreement.

     7.3. Conditions. Use reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible.


                        SECTION 8. CONDITIONS OF CLOSING


     8.1. Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) Representations and Warranties of the Company. The representations and warranties made by the Company in Section 5 of this Agreement, to the extent qualified by materiality, shall be true and correct in all respects and otherwise shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, after taking into account all disclosures by the Company set forth in the Revised Disclosure Schedule accepted by the Parent in accordance with Section 6.3.

          (b) Compliance With Agreement. The Company shall have complied in all material respects with all of its obligations under this Agreement to be performed by it prior to or on the Closing Date.

          (c) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (d) No Proceedings. No party to this Agreement shall be subject to any final order, stay, injunction or decree of any court of competent jurisdiction or governmental authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

          (e) Merger Effective. The Certificate of Merger shall have been executed on or before the Closing Date and, prior to the Effective Time, shall be filed with the Secretary of State of the State of Delaware and the Merger shall have become effective in accordance with the provisions of the General Corporation Law.

          (f) Certificate of Fulfillment of Conditions. The Company shall have delivered to Parent or Buyer a certificate, executed by its President, certifying, to such ind-ividual's knowledge, on behalf of the Company, as to (i) fulfillment, as to the Company, of the condition set forth in Section 8.1(b) of this Agreement, and (ii) that the representations and warranties of the Company set forth in Section 5 of this Agreement are, to the extent qualified by materiality, true and correct and otherwise shall be true and correct in all material respects as of the Closing Date and the Effective Time (taking into account all disclosures set forth on the Revised Disclosure Schedule accepted by Parent in accordance with Section 6.3).

          (g) Organizational Documents. The Company shall have delivered to Parent or Buyer each of the following: (i) certified copies of the certificate of incorporation of and by-laws of each of the Company and its Subsidiaries and all board and stockholder resolutions of the Company necessary to consummate the transactions contemplated by this Agreement;
     (ii) good standing certificates for the jurisdiction of incorporation of each of the Company and its Subsidiaries; and (iii) a certificate, signed by the secretary or assistant secretary of the Company, certifying as to the names of the officers of the Company authorized to sign this Agreement and the other documents contemplated hereby and as to specimens of the true signature of such officers.

          (h) Opinion of Company Counsel. Parent and Buyer shall have received an opinion from Katten Muchin & Zavis, counsel to the Company, substantially to the effect set forth in Exhibit B hereto.

          (i) Monthly Financials. The Company shall provide to the Parent and Buyer as soon as they become available but in no event later than five days prior to Closing true and complete copies of the unaudited balance sheet of the Company and HVC at the Latest Month End (as defined below) (the "Latest Monthly Balance Sheet") and the unaudited statements of income of the Company and HVC for the period then ended (together with the Latest Monthly Balance Sheet, the "Latest Monthly Financials"). The Latest Monthly Financials will fairly present, in all material respects, the financial position of the Company and HVC at the date specified therein, and the results of operations of the Company and HVC for the period then ended, in accordance with generally accepted accounting principles consistently applied, except that such Latest Monthly Financials will not include any footnote disclosures that might otherwise be required to be included by generally accepted accounting principles, and shall also be subject to normal non-recurring year-end audit adjustments. The "Latest Month End" shall mean, as of any given date, the last day of the immediately preceding month; provided, if such given date is prior to the twentieth day of the current month, "Latest Month End" shall mean the last day of the month ending immediately before the immediately preceding month.

          (j) Consents. The consent and irrevocable proxy, substantially to the effect set forth in Exhibit C hereto, pursuant to which each of the Company's Stockholders and Optionholders shall have consented to the Merger and the transactions related thereto and appointed the Stockholder Representative as attorney-in-fact in connection therewith shall be in full force and effect as of the Closing Date.

          (k) Cancellation of Options. At the Effective Time, the Company shall have taken all such action necessary to cause all outstanding Options to be canceled or converted pursuant to Section 2.6(a)(iii) or Section 2.6(a)(iv) as of the Effective Time (irrespective of whether such options are then exercisable pursuant to the provisions thereof).

          (l) Pay-Off Letters. The Parent and Buyer shall have received letters, reasonably satisfactory to the Parent, dated on or prior to the Closing Date, indicating (i) the amount to be paid by Parent or Buyer as of the Closing Date to pay in full the Bank Debt and (ii) that payment in full of such amount is the only material condition precedent to the full satisfaction of the Company's obligations regarding such Bank Debt.

          (m) FIRPTA Affidavit. Each Stockholder and Optionholder shall have provided an affidavit reasonably satisfactory to Buyer, stating, under penalties of perjury, such person's U.S. taxpayer identification number and that such person is not a foreign person (within the meaning of Section 1445(b)(3) of the Code).

          (n) Section 280G Stockholder Approval. The Stockholders (and Optionholders, if necessary) shall have obtained any stockholder approvals reasonably requested by Buyer prior to the date of the execution of this Agreement pursuant to Section 280G(b)(5)(B) of the Code and have provided Buyer with documentation thereof (in a manner reasonably satisfactory to Buyer).

Parent and Buyer may waive any condition specified in this Section 8.1 if Parent or Buyer executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied or waived by Parent and Buyer.

     8.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver immediately prior to the Effective Time of the following conditions:

          (a) Representations and Warranties of Parent and Buyer. The representations and warranties made by Parent and Buyer in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement at or prior to the Closing.

          (b) Compliance With Agreement. Parent and Buyer shall have complied in all material respects with all of their obligations under this Agreement to be performed by them prior to or on the Closing Date.

          (c) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (d) No Proceedings. No party to this Agreement shall be subject to any final order, stay, injunction or decree of any court of competent jurisdiction or governmental authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

          (e) Delivery of Merger Consideration. Buyer or Parent shall have delivered the Merger Consideration payable at the Closing in accordance with Section 3.3 hereof.

          (f) Certificate of Fulfillment of Conditions. Parent and Buyer shall have delivered to the Company a certificate of the President and the Secretary of each of Parent and Buyer certifying, on behalf of Parent or Buyer, as appropriate, and to such individual's knowledge, as to (i) the fulfillment of the condition set forth in Section 8.2(b) of this Agreement and (ii) that the representations and warranties of Parent and Buyer set forth in Section 4 of this Agreement are true and correct in all material respects as of the Closing Date and the Effective Time.

          (g) Organizational Documents. Parent and Buyer shall have delivered to the Company each of the following: (i) certified copies of all of Parent and Buyer's board and stockholder resolutions necessary to consummate the transactions contemplated by this Agreement; (ii) good standing certificates for the jurisdiction of incorporation of Parent and Buyer; and
     (iii) a certificate, signed by the secretary or assistant secretary of each of Parent and Buyer, respectively, certifying as to the names of the officers of Parent and Buyer authorized to sign this Agreement and the other documents contemplated hereby and as to specimens of the true signature of such officers.

          (h) Opinion of Parent and Buyer Counsel. Cahill Gordon & Reindel, counsel to Parent and Buyer, shall have delivered an opinion substantially in the form of Exhibit D hereto addressed to the Stockholders and Optionholders.

     The Company may waive any condition specified in this Section 8.2 if the Company executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied or waived by the Company.


                 SECTION 9. ADDITIONAL COVENANTS OF THE PARTIES


     9.1. Confidentiality of Information. Each of Parent and Buyer acknowledges that the terms and provisions of the Confidentiality Agreement are in full force and effect. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms and shall be binding upon both Parent and Buyer and their Affiliates.

     9.2. Access to Books and Records. From and after the Closing, Parent and Buyer shall, and shall cause the Surviving Corporation to, provide the Stockholder Representative, the Stockholders and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Corporation pertaining to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Stockholder Representative, the Surviving Corporation shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation pertaining to the period prior to the Closing Date without first offering to surrender to the Stockholder Representative such books and records or any portion thereof which Parent, Buyer or the Surviving Corporation intends to destroy, alter or dispose of.

     9.3. Notification. Prior to the Closing, Parent and Buyer shall promptly notify the Company if Parent or Buyer obtains actual knowledge that (i) any of the representations and warranties of the Company in this Agreement and the Disclosure Schedule or the Revised Disclosure Schedule are not true and correct in all material respects, or if Parent or Buyer obtains knowledge of any material errors in, or omissions from, the Disclosure Schedule or the Revised Disclosure Schedule, or (ii) the representations and warranties of Parent or Buyer in this Agreement and the Schedules hereto are not true and correct in all material respects.

     9.4. Director and Officer Liability and Indemnification. From and after the Closing, Parent and Buyer shall not, and shall not permit the Surviving Corporation to, amend, repeal or modify any provision in the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries relating to the exculpation or indemnification of former officers and directors of the Company or any of its Subsidiaries (unless required by law), it being the intent of the parties that the officers and directors of the Surviving Corporation prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. From and after the Closing, for seven (7) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of the Company and its Subsidiaries to the same extent that individuals acting in similar capacities are indemnified by the Parent and Buyer prior to the Effective Time. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the written opinion of reputable disinterested legal counsel selected by the Company's Board of Directors and acceptable to the director, officer or employee involved in the dispute. Any heirs or legal representative entitled to the benefits of such indemnification shall be deemed express third party beneficiaries of this
Section 9.4.

     9.5. Regulatory Filings. Within five (5) business days after the date hereof, Parent, Buyer and the Company shall make or cause to be made all filings and submissions under the HSR Act (and request early termination of the waiting period under the HSR Act) and any other laws or regulations applicable to Parent, Buyer or the Company and as may be required of any of them for the consummation of the transactions contemplated herein, and Parent and Buyer shall be responsible for all filing fees under the HSR Act. Parent, Buyer and the Company shall coordinate and cooperate with each other in exchanging such information and assistance as any of them may reasonably request in connection with all of the foregoing.

     9.6. Contact with Customers and Suppliers. Parent, Buyer and Buyer's Representatives shall contact and communicate with the employees, customers and suppliers of the Company or its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company, which consent may be conditioned upon an officer of the Company being present at any such meeting or conference.

     9.7. Disclosure Generally. If and to the extent any information required to be furnished in the Disclosure Schedule or the Revised Disclosure
Schedule in order to avoid a breach of, or inaccuracy with respect to, a representation or warranty or satisfy a condition contained in this Agreement is contained in this Agreement or in the Disclosure Schedule or the Revised Disclosure Schedule, such information shall be deemed to be included in all parts of the Disclosure Schedule or the Revised Disclosure Schedule in which the information is required to be included in order to avoid a breach of, or inaccuracy with respect to, a representation or warranty or satisfy a condition contained in this Agreement. The inclusion of any information in the Disclosure Schedule or the Revised Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedule or the Revised Disclosure Schedule.

     9.8. ACKNOWLEDGMENT BY PARENT AND BUYER. EACH OF PARENT AND BUYER HAS CONDUCTED TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH OF PARENT AND BUYER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULES AND THE REVISED DISCLOSURE SCHEDULES. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO EACH OF PARENT AND BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY.

     9.9. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than representations and warranties made in the Hain Note) or the covenants contained in Section 6 shall survive the Effective Time. No action may be brought with respect to the breach of or inaccuracy with respect to any such representation or warranty or breach of any such covenant after the Effective Time.

     9.10. Joint and Several Obligations. The obligations of each of the Parent and Buyer under this Agreement are joint and several obligations of the Buyer and Parent.


                 SECTION 10. REGISTRATION OF PARENT COMMON STOCK


     10.1.Registration. (a) Parent covenants with respect to the Registrable Shares (as hereinafter defined) for the benefit of the Noteholders:

          (i) Parent will prepare and file with the SEC promptly after the execution of this Agreement, but in any event not later than ten (10) business days thereafter, a registration statement on Form S-3 (or any successor or equivalent form of registration statement adopted by the SEC) (the "Registration Statement") relating to all of the Registrable Shares and will use reasonable best efforts to cause the Registration Statement to become effective as soon as possible thereafter so as to permit the secondary resale of the Registrable Shares by the Noteholders at any time without restriction.

          (ii) Parent will use reasonable best efforts to cause the Registration Statement to remain effective and available for resale of the Registrable Shares and to file with the SEC such amendments and supplements as may be necessary to keep the prospectus included in the Registration Statement (the "Prospectus") current and in compliance in all material respects with the Securities Act and the rules and regulations of the SEC promulgated thereunder until the sooner to occur of the following events: the expiration of the 24 month period following the Closing Date or the sale of all the Registrable Shares covered by the Registration Statement. If necessary to permit the resale of all Registrable Shares, Parent will file one or more additional registration statements and use reasonable best efforts to cause such registration statements to become and remain effective so as to permit the secondary resale of all Registrable Shares by the Noteholders at any time without restriction. Such additional registration statements shall be included within the meaning of "Registration Statement" as defined herein.

          (iii) Parent will furnish to each Noteholder a conformed copy of the Registration Statement as declared effective by the SEC and each post-effective amendment thereto, including financial statements and all exhibits and reports incorporated therein by reference, and such number of copies of the final Prospectus and each post-effective amendment or supplement thereto as such Noteholder may reasonably request.

          (iv) Parent will cooperate with the Noteholders in connection with the registration or qualification of the Registrable Shares for offering and sale by the Noteholders under the securities or "Blue Sky" laws and regulations of such states as any of the Noteholders may request, including, but not limited to, the filing of any necessary registration statements or applications in any such state; provided, however, that Parent shall not be required to do so in states which (i) would require of Parent a general consent to the jurisdiction of the state or (ii) would require that Parent qualify as a foreign corporation (except that the provisions contained in clauses (i) and (ii) above shall not apply in states in which Parent has already so consented or qualified and Parent shall inform the Noteholders of the identity of such states).

          (v) Parent will cause all Registrable Shares to be qualified for quotation on the National Market System of The Nasdaq Stock Market and qualified for listing on each securities exchange on which similar securities of Parent are then listed.

     (b) Parent represents and warrants to the Noteholders that it is eligible to use Form S-3 for the registration of the sale of the Registrable Shares and agrees that it will use reasonable best efforts to take all actions that may be necessary to maintain such eligibility for so long as Parent is obligated to keep the Registration Statement effective.

     (c) For purposes of this Agreement, "Registrable Shares" shall mean the Note Shares and any other shares of Parent Common Stock issued or issuable with respect to such shares as a result of stock dividends or reclassifications, recapitalizations, mergers or similar events.

     10.2.....Expenses. Parent shall pay all expenses incurred by Parent in connection with any registration or qualification of the Registrable Shares pursuant to this Section 10, including, but not limited to, all registration or filing fees, all fees and expenses for qualifying the Registrable Shares for quotation on the National Market System of The Nasdaq Stock Market or listing on any securities exchange on which similar securities of Parent are admitted for trading, fees and expenses of compliance with state securities laws, printing expenses, fees and disbursements of counsel for Parent and fees and expenses in connection with any special audits incident to or required by any such registration, and shall pay or reimburse the Noteholders for the reasonable fees (not to exceed $10,000) and disbursements of one counsel selected by Noteholders who own a majority of the aggregate principal amount of the outstanding Hain Notes, for services rendered in connection with the registration of the Registrable Shares; provided, however, each Noteholder shall pay any brokerage discounts, commissions or similar fees and Taxes attributable to the sale of the Registrable Shares for such Noteholder's account.

     10.3. Noteholders' Covenants Regarding Registrable Shares. Each Noteholder covenants and agrees with Parent that such Noteholder will cooperate with Parent in connection with the preparation of the Registration Statement prior to and after the Closing Date for so long as Parent is obligated to keep the Registration Statement effective, and will provide to Parent, in writing, for use in the Registration Statement, all information reasonably requested by Parent regarding such Noteholder and its plan of distribution and such other information as may be reasonably necessary to enable Parent to prepare the Registration Statement and Prospectus covering the Registrable Shares and to maintain the currency and effectiveness thereof. If any Noteholder breaches his covenants under this Section 10.3, Parent may exclude the Registrable Shares held by such Noteholder from the Registration Statement until such time as such breach is cured and such remedy shall be the sole remedy of Parent for such breach and shall not otherwise affect Parent's obligations hereunder, including, but not limited to, Parent's obligation to file and keep effective the Registration Statement.

     10.4. Indemnification. (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Section 10, Parent will indemnify and hold harmless each Noteholder, its officers and directors and each person, if any, who controls such Noteholder within the meaning of the Securities Act or the Exchange Act (the "Noteholder Indemnified Parties"), against any losses, claims, damages or liabilities, joint or several, to which such Noteholder Indemnified Parties may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation of any federal or state securities law, rule or regulation thereunder committed by any of the Parent Indemnified Parties (as hereinafter defined); and Parent will reimburse such Noteholder Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that Parent will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any actual or alleged statement in, or actual or alleged omission from, the Registration Statement made by Parent in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Noteholder expressly for use in connection with the preparation of the Registration Statement. To the extent that the foregoing undertaking may be unenforceable for any reason, Parent shall make the maximum contribution to the payment and satisfaction of each of the losses, claims, damages or liability, or expenses which is permissible under applicable law.

     (b) In the event of any registration of any Registrable Shares under the Securities Act pursuant to this Section 10, each Noteholder will severally indemnify and hold harmless Parent, its directors or officers and each person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act (the "Parent Indemnified Parties"), against any losses, claims, damages, or liabilities, joint or several to which the Parent Indemnified Parties may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Noteholder expressly for use in connection with the preparation of the Registration Statement; or such Noteholder will reimburse such Parent Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the liability of any Noteholder under this Section

10.4(b) shall be limited in all events and circumstances to the net amount received by such Noteholder from the sale of Registrable Shares pursuant to the Registration Statement.

     (c) Any person who proposes to assert the right to be indemnified under this Section 10.4 will, promptly after receipt of notice of commencement of any action against any person in respect of which a claim is to be made against an indemnifying party under this Section 10.4, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party of any such action shall not release such indemnifying party from any liability that it may have to any indemnified party under this Section 10.4, except to the extent such indemnifying party is actually prejudiced by such omission. In case any such action shall be brought and notice given to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it shall wish and provided that such indemnifying party admits in writing its indemnification obligations under this Section 10.4 with respect to losses, claims, damages, liabilities or expenses arising out of or in connection with such action, jointly with any other indemnifying party similarly notified and admitting, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable cost of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel and to participate in (but not to control) any such action, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties, (ii) the indemnified party shall have been advised by its counsel that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not in fact have employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action, in each of which cases, the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action or claims effected without its written consent.


                             SECTION 11. TERMINATION


     11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Parent, Buyer and the Company;

          (b) by Parent and Buyer, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Parent and Buyer at the Closing and such violation or breach has not been waived by Parent and Buyer or, in the case of a covenant breach, cured by the Company within ten days after written notice thereof from Parent and Buyer;

          (c) by Parent, if the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent;

          (d) by the Company, if there has been a material violation or breach by Parent or Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or, with respect to a covenant breach, cured by Parent or Buyer within ten days after written notice thereof by the Company; or

          (e) by either Parent and Buyer or the Company if the transactions contemplated hereby have not been consummated by June 15, 1999; provided that neither Parent and Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 11.1(e) if (i) such Person's knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby or (ii) the failure of such Person to perform its obligations under this Agreement results in the failure of the Merger to be consummated at such time.

     11.2. Effect of Termination. In the event of termination of this Agreement by either Parent or Buyer or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 9.1, this Section 11.2 and Section 12 hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of either Parent and Buyer or the Company to one another, except for any breaches of this Agreement (including failure to close after the terms and conditions precedent to Closing have been satisfied) prior to the time of such termination. The Confidentiality Agreement shall survive the termination of this Agreement.


                            SECTION 12. MISCELLANEOUS


     12.1. Notices. All notices, requests, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certi-fied mail in the United States return receipt requested, postage and fees prepaid, upon receipt; (b) if sent by reputable overnight air courier (such as Federal Express), one business day after mailing or (c) if otherwise actually personally delivered, when delivered. All Notices shall be delivered to the following addresses: If to the Company:

                           Natural Nutrition Group, Inc.
                           120 South La Salle Street
                           Suite 1335
                           Chicago, Illinois  60603
                           Attention:  Chief Executive Officer

                           with required copies to:

                           Frontenac Company
                           135 South La Salle Street
                           Suite 3800
                           Chicago, Illinois 60603
                           Attention:  David S. Katz

                           and

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Suite 1600
                           Chicago, Illinois  60661
                           Attention:  Kenneth W. Miller

                           If to the Stockholder Representative:

                           Roger S. McEniry
                           Frontenac Company
                           135 South La Salle Street
                           Suite 3800
                           Chicago, Illinois 60603

                           with a required copy to Katten Muchin & Zavis as set forth above

                           If to Parent or Buyer:

                           The Hain Food Group, Inc.
                           50 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                           Attention:  Chief Executive Officer

                           with a required copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New  York, New York 10005
                           Attention:  Roger Meltzer

Any of the parties to this Agreement may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

     12.2. Entire Agreement. This Agreement and the Schedules and Exhibits and the other writings and agreements specifically identified herein and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral negotiations, commitments, understandings and agreements.

     12.3. Assignability and Amendments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Parent, Buyer, and the Company and each of their respective successors and assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by Parent, Buyer and the Company (and, following the Effective Time, the Stockholder Representative).

     12.4. Waiver. No provision of this Agreement may be waived unless in writing signed by Parent, Buyer and the Company (and, following the Effective Time, the Stockholder Representative) and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

     12.5.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     12.6. Captions. The various captions and headings contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     12.7. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of Parent, Buyer and the Company, which approval shall not be unreasonably withheld, unless required by law in which case Parent, Buyer and the Company shall have the right to review such press release or announcement prior to publication.

     12.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12.9. Expenses. Except as otherwise expressly provided herein, the Company shall pay all of the Company's, the Stockholders' and the Optionholders' expenses (including attorneys' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Parent and Buyer shall pay all of their own respective expenses.

                                    * * * * *

     IN WITNESS WHEREOF, each of the parties hereto have executed or caused this Agreement and Plan of Merger to be executed on its behalf all as of the day and year first above written.


                               THE HAIN FOOD GROUP, INC.


                               By:
                                   -----------------------------------

                               Its:
                                   -----------------------------------




                               HAIN ACQUISITION CORP.


                               By:
                                   -----------------------------------

                               Its:
                                   -----------------------------------



                               NATURAL NUTRITION GROUP, INC.


                               By:
                                   -----------------------------------

                               Its:
                                   -----------------------------------